UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 11, 2023

STOCK YARDS BANCORP, INC.
(Exact name of registrant as specified in its charter)

Kentucky (State or other jurisdiction of incorporation or organization)	001-13661 (Commission File Number)	61-1137529 (I.R.S. Employer Identification No.)

1040 East Main Street, Louisville, Kentucky, 40206
(Address of principal executive offices)

(502) 582-2571
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, no par value	SYBT	The NASDAQ Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Change in Control Severance Agreements

To enhance the objective of retaining key executives, as previously disclosed Stock Yards Bancorp, Inc. (the “Company”) has established Change in Control Severance (“CICS”) Agreements with six of its current key executives, concluding it to be in the best interests of the Company, its subsidiary Stock Yards Bank & Trust Company (the “Bank”) and the Company’s shareholders to take reasonable steps to compensate these key executives in the event of a change in control or similar event.

Following consultation with the independent executive compensation consultant of the Compensation Committee of the Company’s Board of Directors, on October 11, 2023, the Compensation Committee authorized the Bank (i) to establish CICS Agreements with additional key executives, including Michael V. Rehm, the Bank’s Executive VP & Chief Lending Officer, and (ii) to amend the existing CICS Agreement with T. Clay Stinnett, Executive Vice President, Treasurer and Chief Financial Officer of the Company. The CICS Agreements were not approved in response to any known or anticipated change in control of the Company or the Bank.

The following summarizes Mr. Rehm’s CICS Agreement and the amendment to Mr. Stinnett’s CICS Agreement:

Rehm CICS Agreement. If Mr. Rehm is terminated without "cause" or resigns for "good reason" (as those terms are defined in the CICS Agreement) during negotiations or within two years following a change in control of the Bank or the Company, the Bank will pay the executive a severance payment equal to two times the sum of his highest monthly base salary during the six months before termination or resignation, plus the highest annual cash bonus paid to him for the current and preceding two fiscal years before the termination or resignation.

Mr. Rehm also has the right to participate in the Bank's health plans at his cost for two years following a covered severance, in addition to any existing rights under COBRA. Mr. Rehm is required to maintain the confidentiality of all information regarding the business of the Bank and the Company and prohibited from soliciting customers or employees of the Bank for a period of 12 months following the receipt of any severance payment.

Regarding the provisions of Section 280G of the Internal Revenue Code, the agreement allows Mr. Rehm to be paid the greater of (i) the described severance amount, less any excise tax he might owe under Section 280G, or (ii) an amount that is just below the Section 280G threshold, such that the excise tax under Section 280G does not apply.

Amendment to Stinnett CICS Agreement. With respect to the amendment to Mr. Stinnett’s CICS agreement, the amendment increases the severance payment from two times to three times the sum of his highest monthly base salary during the six months before termination or resignation, plus the highest annual cash bonus paid to him for the current and preceding two fiscal years before the termination or resignation. The amendment also increases his right to participate in the Bank’s health plans from two years to three years following a covered severance, in addition to any existing rights under COBRA. The amendment also provides Mr. Stinnett with the same provisions regarding Section 280G of the Internal Revenue Code as described above for Mr. Rehm, rather than the previous cap on the total payment.

The amendment to Mr. Stinnett’s CICS Agreement also adds an 18-month noncompetition covenant and extends from 12 months to 18 months a restriction on Mr. Stinnett’s ability to solicit customers or employees of the Bank, after any separation from service.

Item 9.01.         Financial Statements and Exhibits.

(d)	Exhibits

10.1  Change in Control Severance Agreement dated October 16, 2023, between Stock Yards Bank & Trust Company and Michael V. Rehm

10.2  Amendment No. 1 dated October 17, 2023, to Change in Control Severance Agreement dated August 22, 2011, between Stock Yards Bank & Trust Company and T. Clay Stinnett

104  Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STOCK YARDS BANCORP, INC.

Dated: October 17, 2023	By:	/s/ T. Clay Stinnett
T. Clay Stinnett Executive Vice President, Treasurer and Chief Financial Officer